Exhibit 107

Calculation of Filing Fee Tables
Form S-8
(Form Type)
United States Cellular Corporation
(Exact Name of Registrant as Specified in its Charter)

Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered (1)	Proposed Maximum Offering Price Per Unit (2)	Maximum Aggregate Offering Price (2)	Fee Rate	Amount of Registration Fee (2)
Equity	Common Shares, $1.00 par value per share	Rule 457(c) and Rule 457(h)	1,000,000 Common Shares	$29.41	$29,410,000	$0.0000927	$2,727
Total Offering Amounts					$29,410,000		$2,727
Total Fee Offsets							$0
Net Fee Due							$2,727

(1) Pursuant to Rule 416(a) of the Securities Act of 1933, as amended, the number of Common Shares registered shall include an indeterminate number of additional Common Shares that may become issuable pursuant to the terms of the above-referenced Plan as a result of stock splits, stock dividends, or similar transactions and, if interests in the above-referenced Plan are deemed to constitute separate securities, pursuant to Rule 416(c) under the Securities Act of 1933, as amended, this Registration Statement shall also cover an indeterminate amount of interests to be offered or sold pursuant to the above-referenced Plan. Pursuant to Rule 457(h)(2) under the Securities Act of 1933, as amended, no separate fee is required to register any Plan interests.

(2) Estimated in accordance with Rules 457(c) and 457(h)(1) of the Securities Act of 1933, as amended, solely for the purpose of calculating the registration fee on the basis of the average of the high and low prices of the Common Shares of the Registrant as reported on The New York Stock Exchange on August 4, 2022.